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Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS

						Six Months Ended June 30,
	Year ended December 31,
In millions of dollars, except for ratios
	2011(1)(3)(4)(5)	2010(2)(3)(4)(5)	2009(3)(4)(5)	2008(3)(4)(5)	2007(3)(4)(5)	2012(1)(4)	2011(1)(4)
EXCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest expense (other than interest on deposits)	$15,542	$16,674	$17,711	$33,410	$48,387	$7,022	$8,193
Interest factor in rent expense	503	493	522	734	623	245	250
Dividends—Preferred Stock	34	11	22,708	2,830	51	17	17

Total fixed charges	$16,079	$17,178	$40,941	$36,974	$49,061	$7,284	$8,460

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$14,624	$13,184	$(7,799)	$(52,355)	$646	$7,770	$8,515
Fixed charges (excluding preferred stock dividends)	16,045	17,167	18,233	34,144	49,010	7,267	8,443

Total income	$30,669	$30,351	$10,434	$(18,211)	$49,656	$15,037	$16,958

Ratio of income to fixed charges excluding interest on deposits	1.91	1.77	NM	NM	1.01	2.06	2.00

INCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest expense	$24,234	$25,096	$27,902	$53,133	$75,958	$11,031	$12,491
Interest factor in rent expense	503	493	522	734	623	245	250
Dividends—Preferred Stock	34	11	22,708	2,830	51	17	17

Total fixed charges	$24,771	$25,600	$51,132	$56,697	$76,632	$11,293	$12,758

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$14,624	$13,184	$(7,799)	$(52,355)	$646	$7,770	$8,515
Fixed charges (excluding preferred stock dividends)	24,737	25,589	28,424	53,867	76,581	11,276	12,741

Total income	$39,361	$38,773	$20,625	$1,512	$77,227	$19,046	$21,256

Ratio of income to fixed charges including interest on deposits	1.59	1.51	NM	NM	1.01	1.69	1.67

(1)
On March 1, 2011, Citigroup announced an agreement to sell its Egg credit card business to Barclays Bank PLC. Citigroup reports this business separately as discontinued operations in the Company's Consolidated Statement of Income for the full year of 2011 and the first and second quarters of 2012. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have not been restated due to the immateriality of the impact in those periods.

(2)
On September 17, 2010, Citigroup announced an agreement to sell its The Student Loan Corporation to Discover Financial Services ("Discover") and SLM Corporation ("Sallie Mae"). Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income for the third and fourth quarters of 2010 only. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have not been restated due to the immateriality of the impact in those periods.

(3)
On May 1, 2009, Citigroup announced an agreement to sell its Nikko Cordial Securities to Sumitomo Mitsui Banking Corporation (hereafter SMBC). Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.

(4)
On July 11, 2008, the Company announced an agreement to sell its German retail banking operations to Credit Mutuel. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.

(5)
On April 17, 2008, Citigroup announced an agreement to sell most of Citigroup's CitiCapital business unit to GE Capital. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.

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  Exhibit 12.02